Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of each Fund and other funds of the Trust was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Board.  Shareholders elected the following nine (9) Trustees at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Investment Trust
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	9,741,410,387.289	139,174,112.638
Robert B. Calhoun, Jr.	9,744,649,940.182	135,934,559.745
Eric C. Fast	9,747,037,109.749	133,547,390.178
Daria L. Foster	9,751,786,030.813	128,798,469.114
Evelyn E. Guernsey	9,752,515,061.052	128,069,438.875
Julie A. Hill	9,750,467,661.690	130,116,838.237
Franklin W. Hobbs	9,749,208,770.394	131,375,729.533
James M. McTaggart	9,749,740,533.092	130,843,966.835
James L.L. Tullis	9,748,690,350.111	131,894,149.816